Exhibit 99.2

QWEST CORPORATION PLACES $600 MILLION IN NOTES

DENVER, August 3, 2006 —Qwest Communications International Inc. (QCII) (NYSE: Q) announced today that its Qwest Corporation (QC) subsidiary has concluded an offering of $600 million aggregate principal amount of debt securities due October 1, 2014, which was upsized from the previously announced amount of $500 million. The notes bear an interest rate of 7.5 percent per annum, payable semi-annually on October 1 and April 1, commencing on April 1, 2007.

“We’re pleased with the strong demand and success of this offer,” said Oren G. Shaffer, Qwest vice chairman and CFO. “This transaction further strengthens our financial position by reducing interest expense and extending maturities.”

The eight-year notes were priced at par. The net proceeds of the offering will be used for general corporate purposes, including repayment of QC’s indebtedness, and funding and refinancing investments in the company’s telecommunications assets.

Today, QC called the remaining $500 million of its floating rate Term Loan at QC maturing in June 2007, which will be paid upon closing of this offering. In addition, QCII reiterated its intention to pay off a maturity of $485 million on August 15, 2006, at its Qwest Capital Funding subsidiary with QCII’S cash on hand.

The sale of the notes is expected to close on August 8, 2006.

Deutsche Bank Securities, Credit Suisse and Merrill Lynch & Co. were joint book-runners for the offering, which was made in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. JPMorgan, Lehman Brothers and Wachovia Securities were co-managers. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Qwest

Qwest offers a unique and powerful combination of voice and data solutions for businesses, government agencies and consumers — locally and throughout the country.  Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nicholas Sweers	Stephanie Comfort
	303-992-2085	1 800-567-7296
	nicholas.sweers@qwest.com	IR@qwest.com